Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:

David	K. Waldman/Jody Burfening
Lippert/Heilshorn	& Associates

212-838-3777

dwaldman@lhai.com

i2Telecom International Reports Third Quarter Operating Results

ATLANTA – November 22, 2005 - i2Telecom International, Inc. (“i2Telecom”) (OTCBB: ITUI), a pioneer in ultra-portable Voice-over Internet Protocol (VoIP) products and services, today announced operating results for the third quarter and first nine months of 2005.

Revenues decreased from $215,172 in the third quarter of 2004 to $49,851 in the quarter ended September 30, 2005. The decrease in revenues during the quarter was driven by the Company’s management and marketing focus on the launch of its VoIP service in the United Kingdom, which was delayed past the initially targeted third quarter launch date. Also, the product offering that was to be launched in the U.K. changed, and consequently, orders originally received for approximately 25,000 VoiceSticks™ were unable to materialize. Third quarter revenues were also penalized by the Company’s inability to devote adequate funds to marketing activities, due to the failure of certain management-led capital raising initiatives to materialize. Subsequent to quarter-end, management implemented changes in the Company’s operations that have reduced the monthly cash “burn rate” to a level that is consistent with current and anticipated revenues.

“Our product suite, including the Cellular Bridge, Instant 8-Way Conference Calls, Global Low-Cost Call plans and patent pending USB-delivered Voicestick™, offers customers significant and differentiating advantages relative to the competition,” stated Paul Arena, Chief Executive Officer. “The new operational plan is working. As our subscriber base continues to build, and with our lower monthly cash burn rate, we anticipate achieving break-even in the not too distant future.”

Net loss for the third quarter of 2005 totaled ($2,332,018), compared with a net loss of ($1,793,482) in the quarter ended September 30, 2004. The increase in net loss for the third quarter 2005, when compared with the prior-year quarter, primarily reflects the costs associated with the Company’s continued transition of its product line from the MG-2 and MG-3 microgateway devices to the VoiceStick™. This transition involved increased spending on the Company’s network, enhanced product functionality, and higher customer service, sales and marketing expenditures. Subsequent to quarter-end, management launched the Macintosh computer operating system-compatible version of the Voicestick™, which is already making a notable contribution to sales.

About i2Telecom International

i2Telecom International, Inc. (OTCBB: ITUI - News) is a low-cost telecommunications service provider employing best of breed Voice over Internet Protocol (“VoIP”) technology. We have operations in Atlanta, Georgia and Redwood City, California. The Company controls its own proprietary technology and uses a combination of its own network and the Internet to deliver high-quality phone calls. i2Telecom International provides VoiceStick™, InternetTalker™, and microgateway adapters for VoIP long distance and other enhanced communication services to subscribers. Its proprietary technology platform is compliant with the Session Initiation Protocol (“SIP”) telecommunications industry standard. i2Telecom International’s revenue model includes recurring monthly subscriptions and prepaid services as well as revenue from the sale of its integrated access devices, call minute termination fees and original equipment manufacturer royalties. For additional information visit www.i2telecom.com or call 877-731-6800.

SAFE HARBOR Statement Under the Private Securities Litigation Reform Act. With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including, but not limited to, product acceptance, economic, competitive, governmental, results of litigation, technological and/or other factors which are outside the control of the company. Actual results and developments may differ materially from those contemplated by these statements depending on such factors as changes in general economic conditions and financial or equity markets, technological changes, and other business risk factors. i2Telecom does not assume, and expressly disclaims, any obligation to update these forward-looking statements.

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(Financial Highlights Follow)

i2 TELECOM INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2005	December 31, 2004
ASSETS
Current Assets
Cash	$177,327	$231,127
Accounts Receivable, net of Allowance for Doubtful Accounts of $400,000 and $75,000, respectively	51,677	232,371
Inventories	815,785	961,056
Prepaid Expenses and Other Current Assets	407,428	231,966

Total Current Assets	1,452,217	1,656,520

Property and Equipment, Net	1,299,051	1,267,763

Other Assets
Intangible Assets, Net of Accumulated Amortization of $599,085 and $435,507, respectively	2,748,000	2,880,579
Deposits	67,549	78,164

Total Other Assets	2,815,549	2,958,743

Total Assets	$5,566,817	$5,883,026

i2 TELECOM INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2005	December 31, 2004
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts Payable and Accrued Expenses	$2,629,038	$1,303,656
Deferred Revenue	99,776	99,901
Notes Payable-Current	2,506,501	100,000

Total Current Liabilities	5,316,275	1,503,557

Long-Term Debt – Notes Payable	-0-	-0-

Total Liabilities	5,235,315	1,503,557

Shareholders’ Equity (Deficit)
Preferred Stock, No Par Value, 5,000,000 Shares Authorized, 4,085 Shares and 4,075 Shares Issued and Outstanding, respectively	4,860,000	4,175,000
Common Stock, No Par Value, 100,000,000 Shares Authorized, 37,337,738 Shares and 34,491,402 Shares Issued and Outstanding, respectively	14,537,041	13,035,158
Restricted Common Stock (related to No Par Value above), 661,239 Shares and 991,858 Shares Issued and Outstanding, respectively	331,764	497,646
Additional Paid-In Capital	900,396	404,100
Accumulated Deficit During The Development Stage	(20,297,699)	(13,732,435)

Total Shareholders’ Equity (Deficit)	331,502	4,379,469

Total Liabilities and Shareholders’ Equity (Deficit)	$5,566,817	$5,883,026

i2 TELECOM INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended September 30, 2005	For the Three Months Ended September 30, 2004	For the Nine Months Ended September 30, 2005	For the Nine Months Ended September 30, 2004
Revenue	$49,851	$215,172	$502,389	$481,560
Cost of Revenue	369,492	199,975	775,589	488,627

Gross Profit (Loss)	(319,641)	15,197	(273,200)	(7,067)
General and Administrative Expenses	2,351,050	1,827,845	6,056,368	4,872,017

Loss From Operations	(2,670,691)	(1,812,648)	(6,329,568)	(4,789,084)

Other Income (Expense)
Interest Income	1,462	1,628	2,153	1,743
Interest Expense	(13,749)	(10,105)	(26,454)	(27,327)
Gain on Forbearance of Debt	350,960	27,643	350,960	27,643
Loss on Disposal of Assets	0	0	0	0
Loss on Subscription List	0	0	0	0

Total Other Income (Expense)	338,673	19,166	326,659	2,059

Loss Before Cumulative Effect of Accounting Change	(2,332,018)	(1,793,482)	(6,002,909)	$(4,787,025)

Cumulative Effect of Accounting Change on Years Prior to 2005, Net of Income Tax of $-0-	0	0	(340,117)	0

Net Income (Loss)	$(2,332,018)	$(1,793,482)	$(6,343,026)	$(4,787,025)

Weighted Average Common Shares:
Basic	37,337,737	34,238,549	36,609,532	19,069,547
Diluted	59,579,681	46,981,359	48,075,234	39,217,702

Basic Earnings Per Common Share:
Loss Before Cumulative Effect of Accounting Change	$(.07)	$(.05)	$(.17)	$(.25)
Cumulative Effect of Accounting Change	(.00)	(.00)	$(.01)	(.00)

Net Loss	$(.07)	$(.05)	$(.18)	$(.25)

Diluted Earnings Per Common Share:
Loss Before Cumulative Effect of Accounting Change	$(.05)	$(.04)	$(.13)	$(.12)
Cumulative Effect of Accounting Change	(.00)	(.00)	(.01)	(.00)

Net Loss	$(.05)	$(.04)	$(.14)	$(.12)